CERTIFICATION OF ELIMINATION OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

CKE RESTAURANTS, INC.

Pursuant to Section 151(g) of the General Corporation Law

of the State of Delaware

Andrew F. Puzder, the President and Chief Executive Officer, and Theodore Abajian, the Executive Vice President and Chief Financial Officer, of CKE Restaurants, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

FIRST: That the voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of the Corporation’s Series A Junior Participating Preferred Stock were provided for in a resolutions adopted by the Board of Directors pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, as amended. Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the Corporation filed a Certificate of Designation of Rights, Preferences and Privileges of the Series A Junior Participating Preferred Stock (the “Certificate of Designation”) setting forth the said resolutions with the Secretary of State of the State of Delaware on October 11, 2005.

SECOND: That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, as amended, the Board of Directors on February 20, 2007, adopted the following resolutions eliminating the Series A Junior Participating Preferred Stock created by the Certificate of Designation:

“RESOLVED, that no shares of the Corporation’s Series A Junior Participating Preferred Stock are outstanding and that no shares of the Series A Junior Participating Preferred Stock will be issued pursuant to the Certificate of Designation of Rights, Preferences and Privileges of the Series A Junior Participating Preferred Stock previously filed with the Secretary of State of the State of Delaware on October 11, 2005; and

“RESOLVED FURTHER, that the officers of the Corporation are hereby authorized and directed to file with the Secretary of State of the State of Delaware a certificate pursuant to Section 151(g) of the General Corporation Law of the State of Delaware setting forth these resolutions in order to eliminate from the Corporation’s Certificate of Incorporation, as amended, all matters set forth in the Certificate of Designation of Rights, Preferences and Privileges of the Series A Junior Participating Preferred Stock previously filed with the Secretary of State of the State of Delaware on October 11, 2005.

THIRD: That this Certificate of Elimination of the Corporation’s Series A Junior Participating Preferred Stock shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, we have executed and subscribed this Certificate of Elimination and do affirm the foregoing as true under the penalties of perjury this 20th day of February, 2007.

/s/ Andrew F. Puzder
Andrew F. Puzder
President and Chief Executive Officer

/s/ Theodore Abajian
Theodore Abajian
Executive Vice President and Chief Financial Officer